Exhibit 99.1
Baker Hughes Announces First Quarter Results
HOUSTON, Texas — May 4, 2010. Baker Hughes Incorporated (BHI — NYSE) today announced that net income for the first quarter 2010 was $129 million or $0.41 per diluted share compared to $195 million or $0.63 per diluted share for the first quarter 2009 and $84 million or $0.27 per diluted share for the fourth quarter 2009.
As previously reported, net income for the first quarter 2009 and the fourth quarter 2009 included expenses of $83 million before tax ($0.18 per diluted share) and $74 million before tax ($0.16 per diluted share), respectively, associated with reorganization, severance and acquisition costs, and increases to our allowance for doubtful accounts.
Revenue for the first quarter 2010 was $2.54 billion, down 5% compared to $2.67 billion for the first quarter 2009 and up 5% compared to $2.43 billion for the fourth quarter 2009.
Chad C. Deaton, Baker Hughes chairman, president and chief executive officer, said “I am pleased with our first quarter results. North America operations performed well in an improving market delivering strong incremental margins driven by efficiency and without the benefit of significant price improvement. The shift to more horizontal drilling requiring multi-stage fracing fits well with our new capabilities.
“Our international business was impacted by pricing deterioration in the quarter as a result of last year’s tender awards. We expect that international spending will continue a multi-year expansion as the industry works to develop reservoirs around the world to satisfy the energy demands of the global economy. As customer spending increases we expect profit margins to improve as the year progresses.
“Our geographic and products and technology organizations, implemented one year ago, are fully functioning. Last week we closed on the BJ Services merger and we have begun to fold their operations into the geographic organization — first in the international markets and later, following the government-required divestiture of certain assets, into our US operations.”
During the first quarter 2010, debt increased $220 million to $2.02 billion and cash increased $19 million to $1.61 billion as compared to the fourth quarter 2009. Capital expenditures were $246 million, depreciation and amortization expense was $189 million and dividend payments were $47 million in the first quarter 2010.

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Baker Hughes Announces First Quarter Results

Financial Information
Consolidated Statements of Operations

UNAUDITED	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
	2010	2009	2009
Revenues:
Sales	$1,253	$1,311	$1,251
Services and rentals	1,286	1,357	1,177

Total revenues	2,539	2,668	2,428

Costs and Expenses:
Cost of sales	943	1,027	968
Cost of services and rentals	969	933	911
Research and engineering	94	109	98
Marketing, general and administrative	305	281	285
Acquisition-related costs	10	—	16

Total costs and expenses	2,321	2,350	2,278

Operating income	218	318	150
Gain on investments	—	—	4
Interest expense	(25)	(35)	(33)
Interest income	1	1	1

Income before income taxes	194	284	122
Income taxes	(65)	(89)	(38)

Net income	$129	$195	$84

Basic earnings per share	$0.41	$0.63	$0.27

Diluted earnings per share	$0.41	$0.63	$0.27

Weighted average shares outstanding, basic	313	310	310
Weighted average shares outstanding, diluted	313	310	311

Depreciation and amortization expense	$189	$173	$179

Capital expenditures	$246	$281	$292

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Table 1: Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	March 31,		December 31,
(In millions)	2010	2009	2009

Income before income taxes	$194	$284	$122
Interest expense	25	35	33
Acquisition-related costs[2]	10	—	16
(Gain) on investments[3]	—	—	(4)

Earnings before interest expense and taxes (EBIT)	229	319	167
Depreciation and amortization expense	189	173	179

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$418	$492	$346

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Costs related to the acquisition of BJ Services.

[3]	Gain on investments of $4 million before-tax ($0.01 per diluted share) in the fourth quarter 2009 relating to the sale of auction rate securities.

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Baker Hughes Announces First Quarter Results

Consolidated Balance Sheets

	(UNAUDITED)	(AUDITED)
	March 31,	December 31,
(In millions)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$1,614	$1,595
Accounts receivable, net	2,464	2,331
Inventories, net	1,952	1,836
Deferred income taxes	268	268
Other current assets	223	195

Total current assets	6,521	6,225

Property, plant and equipment, net	3,051	3,161
Goodwill	1,419	1,418
Intangible assets, net	185	195
Other assets	454	440

Total assets	$11,630	$11,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$858	$821
Short-term borrowings	232	15
Accrued employee compensation	420	448
Income taxes payable	37	95
Other accrued liabilities	245	234

Total current liabilities	1,792	1,613

Long-term debt	1,788	1,785
Deferred income taxes and other tax liabilities	261	309
Liabilities for pensions and other postretirement benefits	369	379
Other liabilities	73	69

Stockholders’ Equity:
Common stock	312	312
Capital in excess of par value	890	874
Retained earnings	6,594	6,512
Accumulated other comprehensive loss	(449)	(414)

Total stockholders’ equity	7,347	7,284

Total liabilities and stockholders’ equity	$11,630	$11,439

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Baker Hughes Announces First Quarter Results

Table 2: Revenue, Profit Before Tax, and Profit Before Tax Operating Margin1

(in millions)	Three Months Ended
	3/31/2010	3/31/2009	12/31/2009
Segment Revenue
Drilling and Evaluation	$1,235	$1,304	$1,135
Completion and Production	1,304	1,364	1,293

Oilfield Operations	$2,539	$2,668	$2,428

Geographic Revenue
North America	$1,030	$1,083	$890
Latin America	279	288	304
Europe Africa Russia Caspian	762	776	740
Middle East Asia Pacific	468	521	494

Oilfield Operations	$2,539	$2,668	$2,428

Segment Profit Before Tax[1]
Drilling and Evaluation	$99	$150	$56
Completion and Production	178	230	186

Oilfield Operations	$277	$380	$242

Geographic Profit Before Tax[1]
North America	$153	$131	$78
Latin America	9	25	7
Europe Africa Russia Caspian	83	151	107
Middle East Asia Pacific	32	73	50

Oilfield Operations	277	380	242

Corporate and Other Profit Before Tax[1]
Acquisition-related costs[2]	(10)	—	(16)
Gain on investments[3]	—	—	4
Interest expense	(25)	(35)	(33)
Interest and dividend income	1	1	1
Corporate and other	(49)	(62)	(76)

Corporate, net interest and other	(83)	(96)	(120)

Total Profit Before Tax	$194	$284	$122

Profit Before Tax Operating Margin[1]
Drilling and Evaluation	8%	12%	5%
Completion and Production	14%	17%	14%

Oilfield Operations	11%	14%	10%

Profit Before Tax Operating Margin[1]
North America	15%	12%	9%
Latin America	3%	9%	2%
Europe Africa Russia Caspian	11%	19%	14%
Middle East Asia Pacific	7%	14%	10%

Oilfield Operations	11%	14%	10%

[1]	Profit before tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[2]	Costs related to the acquisition of BJ Services.

[3]	Gain on investments of $4 million before-tax ($0.01 per diluted share) in the fourth quarter 2009 relating to the sale of auction rate securities.

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Table 3: Expenses for Reorganization, Severance and Acquisition Costs, and Increases to Allowance for Doubtful Accounts 1
This table reconciles “Revenue, Profit Before Tax, and Profit Before Tax Operating Margin” (Table 2) with “Revenue, Profit Before Tax, and Profit Before Tax Operating Margin Excluding Reorganization, Severance and Acquisition Costs, and Increases to Allowance for Doubtful Accounts” (Table 4 ).

	Three Months Ended
(In millions)	3/31/2010	3/31/2009	12/31/2009
Segment Expense
Drilling and Evaluation		$49	$33
Completion and Production		34	15

Oilfield Operations		$83	$48

Geographic Expense
North America		$39	$9
Latin America		18	19
Europe Africa Russia Caspian		19	13
Middle East Asia Pacific		7	7

Oilfield Operations		$83	$48

Corporate Expense
Corporate and other	$10	—	26

Total	$10	$83	$74

[1]	Charges associated with reorganization and severance costs were approximately $36 million in the fourth quarter 2009 and $54 million in the first quarter 2009. Charges associated with allowances for doubtful accounts were approximately $22 million in the fourth quarter 2009 and $29 million in the first quarter 2009. Acquisition-related costs were approximately $16 million in the fourth quarter 2009 and $10 million in the first quarter 2010. Charges associated with reorganization, severance costs, and changes to our allowances for doubtful accounts in the first quarter 2010 were not significant and as such have not been highlighted.

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Table 4: Revenue, Profit Before Tax, and Profit Before Tax Operating Margin Excluding Reorganization, Severance and Acquisition Costs, and Increases to Allowance for Doubtful Accounts1
The following table contains non-GAAP measures of segment profit before tax, geographic profit before tax, corporate and other profit before tax, and operating margins excluding expenses for reorganization, severance and acquisition costs, and increases to allowance for doubtful accounts (see Table 3). Management uses this measure to isolate the results of certain operations and believes that this information may be useful to investors.

	Three Months Ended
	3/31/2010	3/31/2009	12/31/2009
Segment Revenue
Drilling and Evaluation	$1,235	$1,304	$1,135
Completion and Production	1,304	1364	1,293

Oilfield Operations	$2,539	$2,668	$2,428

Geographic Revenue
North America	$1,030	$1,083	$890
Latin America	279	288	304
Europe Africa Russia Caspian	762	776	740
Middle East Asia Pacific	468	521	494

Oilfield Operations	$2,539	$2,668	$2,428

Segment Profit Before Tax
Drilling and Evaluation	$99	$199	$89
Completion and Production	178	264	201

Oilfield Operations	$277	$463	$290

Geographic Profit Before Tax
North America	$153	$170	$87
Latin America	9	43	26
Europe Africa Russia Caspian	83	170	120
Middle East Asia Pacific	32	80	57

Oilfield Operations	277	463	290

Corporate and Other Profit Before Tax
Acquisition-related costs[2]	—	—	—
Gain on investments[3]	—	—	4
Interest expense	(25)	(35)	(33)
Interest and dividend income	1	1	1
Corporate and other	(49)	(62)	(66)

Corporate, net interest and other	(73)	(96)	(94)

Total Profit Before Tax	$204	$367	$196

Profit Before Tax Operating Margin[1]
Drilling and Evaluation	8%	15%	8%
Completion and Production	14%	19%	16%

Oilfield Operations	11%	17%	12%

Profit Before Tax Operating Margin[1]
North America	15%	16%	10%
Latin America	3%	15%	9%
Europe Africa Russia Caspian	11%	22%	16%
Middle East Asia Pacific	7%	15%	12%

Oilfield Operations	11%	17%	12%

[1]	Profit before tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[2]	Costs related to the acquisition of BJ Services.

[3]	Gain on investments of $4 million before-tax ($0.01 per diluted share) in the fourth quarter 2009 relating to the sale of auction rate securities.

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Table 5: Comparison of Revenue to Prior Periods

	Percent Increase (Decrease) for the
	Three Months Ended 3/31/10
	Compared to the
	Three Months Ended	Three Months Ended
	3/31/09	12/31/09
North America	(5)%	16%
Latin America	(3)%	(8)%
Europe Africa Russia Caspian	(2)%	3%
Middle East Asia Pacific	(10)%	(5)%

Oilfield Operations	(5)%	5%

Operational Highlights
All comments in this section refer to information in Table 4 (Revenue, Profit Before Tax, and Profit Before Tax Operating Margin Excluding Reorganization, Severance and Acquisition Costs, and Increases to Allowance for Doubtful Accounts), and Table 5 (Comparison of Revenue to Prior Periods).
North America
North America profit decreased in the first quarter 2010 compared to the first quarter 2009 as a result of reduced pricing, partially offset by aggressive cost reductions in 2009 and a change in the mix of activity favoring horizontal wells in the unconventional oil and gas shales on land in the US and Canada. Revenue declined over the same period reflecting the impact of significant declines in realized pricing.
Sequentially the increase in our revenue and profit reflect the increase in drilling in oil and gas basins in the US and Canada. Rigs drilling horizontal wells, which are more service-intensive, comprised nearly 50% of the Baker Hughes rig count in the first quarter 2010. Pricing did not improve materially in the quarter; however, the sequential incremental margin (sequential change in profit before tax divided by the sequential change in revenue) exceeded 45%.
In North America in the first quarter 2010:
•	Baker Hughes and CGGVeritas, through our VS Fusion joint venture, completed a micro seismic survey of a 75 frac hydraulic fracturing program, delivering real-time information to the wellsite and to the customer’s office which allowed them to customize each stage of the program.

•	We were awarded a total of 32 steam assisted gravity drainage (SAGD) Electric Submersible Pumps (ESPs) by several operators in Canada’s heavy oil fields.

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Latin America
In Latin America the decline in revenue and profit in the first quarter 2010 compared to the first quarter 2009 reflected pricing deterioration in all geomarkets as well as activity declines in the Venezuela and Southern Cone (Argentina/Bolivia/Chile) geomarket and activity mix changes, favoring workover activity over drilling activity, in the Brazil geomarket. These declines were partially offset by increased artificial lift and drilling fluids sales in the Andean geomarket and directional drilling and wireline work in the Mexico / Central America geomarket. The devaluation of the Venezuelan Bolivar decreased Latin America profit by approximately $8 million in the first quarter 2010.
The sequential decline in revenue and profit reflected seasonal sales of artificial lift equipment in the fourth quarter 2009 that were not repeated in the first quarter 2010, the impact of the devaluation of the Venezuelan Bolivar, activity mix changes in Brazil, and lower product and service pricing.
In Latin America in the first quarter 2010:
•	We executed our contract with PEMEX for the ATG laboratory field optimization program.

•	We introduced our new large-diameter sidewall coring tool, MaxCor™, into Brazil providing the customer with the industry’s largest sidewall coring samples.

•	In Colombia we drilled and completed the industry’s first multi-lateral well using our thru-tubing rotary drilling technology.
Europe Africa Russia Caspian
Europe Africa Russia Caspian revenue declined 2% in quarter 1 2010 compared to quarter 1 2009 as increased revenue and activity in the Sub-Sahara, Norway and Nigeria geomarkets partially offset pricing declines in all geomarkets and activity declines in the balance of the regions’ geomarkets in the first quarter 2010 compared to the first quarter 2009.
The sequential improvement in revenue was driven by directional drilling and fluids sales in the UK and Norway geomarkets, completions systems sales in the Nigeria geomarket and wireline work in the Sub-Sahara geomarket. In Russia, low margin product sales offset the seasonal decline in Russian activity.
In Europe Africa Russia Caspian in the first quarter 2010:
•	We provided directional drilling, logging-while-drilling and tri-cone and PDC bits which allowed our client in Denmark to drill a Danish record 31,000’ extended reach well.

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•	We enabled a North Sea operator to abandon a well, within new environmental guidelines, in one run, resulting in time savings of approximately 6 days. Our Sentio Intervention Dynamics Service, provided real-time monitoring of the milling operation allowing the operator to minimize formation damage.
Middle East Asia Pacific
Revenue and profit in the first quarter 2010 declined compared to both the first quarter 2009 and fourth quarter 2009 as a result of price declines throughout the region.
In Middle East Asia Pacific in the first quarter 2010:
•	We installed the first FracPoint™ multi-stage completion system in a sandstone gas field in Saudi Arabia.

•	We are drilling the water injection wells for the Manifa fields in Saudi Arabia. Baker Hughes is the only service company that can provide nuclear magnetic resonance logging-while-drilling services in the desired wellbore size with our 4-3/4” MagTrak tool.

•	We were awarded a contract to supply 162 ESPs in the Rumailah field in Iraq.
BJ Services Results
Since we completed the previously announced merger with BJ Services on April 28, 2010, there will be no publicly reported quarterly financial statements for BJ Services operations for the period ended March 31, 2010. BJ Services has informed Baker Hughes that its revenue for the three months ended March 31, 2010 was approximately $1.1 billion and that the profit before tax was approximately $59 million, excluding $31 million of merger-related costs, $16 million loss associated with the liquidation of an equipment partnership and $9 million foreign exchange loss associated with the devaluation of the Venezuelan Bolivar.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Tuesday, May 4, 2010. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Tuesday, May 18, 2010. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 58693127. The call and replay will also be web cast on www.bakerhughes.com/investor.

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Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009; BJ Services’ Annual Report on Form 10-K for the year ended September 30, 2009 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; the integration of BJ Services, including its financial results and operations as well as divestitures; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Baker Hughes — BJ Services merger — the inability to confirm historical and transitional information and achieve the expected benefits of the merger, including financial and operating results; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction; the uncertainty of the timing, proceeds and impact of the government-required divestiture of assets used in the sand control and stimulation services businesses in the Gulf of Mexico on the combined company or divested assets; the inability to retain key personnel; continuation or deterioration of market conditions; the outcome of any litigation; future regulatory or legislative actions that could adversely affect the company and the business plans of our customers; and with respect to the historical financial information for BJ Services disclosed in this news release the following: the estimates have not been audited and actual results may differ materially, no assurance can be given that these results were realized or can be considered predictive of actual or future results, and that we do not intend to update or otherwise revise these estimates.

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Economic conditions — the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks — war, military action, terrorist activities or extended period of international conflict, particularly involving any major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to obtain market prices for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our

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capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor-related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the US and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”) as well as compliance with the terms of the settlements as well as any future agreements with the SEC, DOJ or other authority; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.

Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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